Filed pursuant to Rule 433

September 27, 2023
Relating to

Preliminary Prospectus Supplement dated September 25, 2023

to

Prospectus dated September 23, 2022

Registration Statement No. 333-267583-03

Duke Energy Florida, LLC

$200,000,000 First Mortgage Bonds, Floating Rate Series due 2073

Pricing Term Sheet

Issuer:	Duke Energy Florida, LLC (the “Issuer”)
Trade Date:	September 27, 2023
Settlement Date:	September 29, 2023 (T + 2)
Ratings (Moody’s/S&P):*	A1/A (stable/stable)
Security Description:	First Mortgage Bonds, Floating Rate Series due 2073 (the “Bonds”)
Principal Amount:	$200,000,000
Maturity Date:	October 15, 2073
Price to the Public:	100% per Bond, plus accrued interest, if any, from September 29, 2023
Interest and Interest Payment Dates:	Floating rate based on Compounded SOFR (calculated as described in the Preliminary Prospectus Supplement), minus 0.35%, calculated quarterly, and payable on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2024.
Optional Redemption:

On or after October 15, 2053, the Issuer may redeem the Bonds at its option, in whole or in part, at any time and from time to time, if redeemed during the twelve-month periods beginning on October 15 as set forth below:

Twelve-month period beginning on	Redemption price
October 15, 2053	105.00%
October 15, 2054	104.50%
October 15, 2055	104.00%
October 15, 2056	103.50%
October 15, 2057	103.00%
October 15, 2058	102.50%

October 15, 2059	102.00%
October 15, 2060	101.50%
October 15, 2061	101.00%
October 15, 2062	100.50%
October 15, 2063	100.00%

and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date

Repayment at Option of Holder:

The Bonds will be repayable at the option of a holder of the Bonds, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount of the Bonds to be repaid) as set forth below:

Repayment date	Repayment price
October 15, 2024	98.00%
April 15, 2025	98.00%
October 15, 2025	98.00%
April 15, 2026	98.00%
October 15, 2026	98.00%
April 15, 2027	98.00%
October 15, 2027	98.00%
April 15, 2028	98.00%
October 15, 2028	98.00%
April 15, 2029	99.00%
October 15, 2029	99.00%
April 15, 2030	99.00%
October 15, 2030	99.00%
April 15, 2031	99.00%
October 15, 2031	99.00%
April 15, 2032	99.00%
October 15, 2032	99.00%
April 15, 2033	99.00%
October 15, 2033	99.00%
April 15, 2034	99.00%
October 15, 2034	100.00%

and on October 15 of every second year thereafter, through and including October 15, 2070, at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date.
Format:	SEC Registered
Denominations:	$1,000 and integral multiples of $1,000
CUSIP/ISIN:	26444H AP6/ US26444HAP64

Underwriter:	Morgan Stanley & Co. LLC

* Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC at 1-866-718-1649 (toll-free).

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.